EXHIBIT 99.1

American International Ventures, Inc.

A  PUBLIC  COMPANY

AIVN

NEWS RELEASE

American International Announces Completion of Private Placement Financing

LODI, New Jersey, May 11, 2004 - American International Ventures Inc. (OTC: AIVN) announces that it has raised $140,000 through a non-brokered private placement of 14 units (“Units") at a price of $10,000 per unit.  Each Unit consists of forty thousand common shares and twenty thousand non-transferable common share purchase warrants, with each warrant entitling the holder to purchase one additional common share at a price of $0.50 per share for a period of 18 months from issue. The offering was completed on April 23, 2004, and proceeds from the offering will be applied to the drilling program on the Bruner Property and to on-going operations.  After issuing 560,000 shares for the private placement, the Company now has 16,908,544 shares outstanding.

Drilling at the Bruner Property is underway, and three diamond drill holes have been completed for a total footage of 359 feet.  Two additional holes are planned.  The drill program represents a first phase exploration program that is designed to follow up previous reverse air circulation drilling conducted on the property in the 1980's.  The results of the first phase drilling program will be used to design a second, more detailed phase of drilling to fully evaluate the potential for bulk minable and high-grade mineralization at Bruner.

As previously disclosed by the Company in its reports with the SEC, on July 3, 2003, the Company filed an action against Robert G. Carrington and Samuel G. Nunnemaker, two former officers and directors of the Company in Superior Court of New Jersey asserting fraud, breach of fiduciary duties to the Company, and seeking the placement of a constructive trust on a certain mineral property acquired by their affiliate company and the sale proceeds thereof, among other claims.  On April 15, 2004, the court dismissed the case for lack of personal jurisdiction in New Jersey. On April 20, 2004 Mr. Carrington and Mr. Nunnemaker filed a complaint against the Company in the Nevada Second District Court in Washoe County, Nevada asserting breach of contract and contending that the company fraudulently caused them to enter into certain agreements with the Company.   The Company considers that the complaint is totally without merit, and the Company has filed an answer denying the plaintiffs’ claims and filed a counterclaim against the plaintiffs.  The Company's counterclaim alleges, among other things, that Carrington and Nunnemaker breached the conditions of their engagement agreement with AIVN, that they have wrongfully maintained possession of data pertaining to the Bruner property, that they fraudulently obtained certain mining properties for their own benefit and unjust enrichment while serving as officers and Directors of AIVN in violation of their fiduciary duty to the Company, and that they withheld or misrepresented material facts and information from the Board of Directors.   The Company intends to vigorously pursue the interests of the Company's shareholders in this matter through the counterclaim action, which seeks to recover Company property in the possession of Mr. Carrington and Mr. Nunnemaker and recover damages resulting from their actions.  The Board of Directors removed Mr. Nunnemaker as an officer and Mr. Carrington as Chairman on May 6, 2003, and Carrington and Nunnemaker were subsequently removed as Directors of the Company on December 15, 2003 by a majority vote of its shareholders.  Information on the background of Carrington and Nunnemaker's removal as Directors may be found in the Company's Form 8-K report that was filed with the SEC on December 16, 2003 and its Information Statement under Schedule 14C filed with the SEC on December 15, 2003.

AIVN is an exploration stage company that is focused on the acquisition, exploration and development of gold projects.  The Company's principal gold asset is the Bruner property, which is located in Nye County Nevada in a region known as the Walker Lane gold belt, 125 miles east-southeast of Reno, Nevada.  Several high-grade gold mines and prospects have been developed in the Bruner district in auriferous quartz veins hosted by Tertiary volcanic rocks.  Past production at Bruner has been estimated at approximately 55,587 ounces of gold contained in 99,625 tons of ore at a recovered grade of 0.562 oz gold/ton.  AIVN controls 28 patented claims totaling 560 acres and 48 unpatented claims totaling 940 acres for a total land position of 1,500 acres in the heart of the Bruner district.

FORWARD-LOOKING STATEMENTS:  This news release contains certain forward-looking statements.  All statements, other than statements of historical fact, included herein, including without limitation statements regarding potential mineralization, resources and reserves, and development results, and the future plans and objectives of American International Ventures while forward-looking statements that involve various risks and uncertainties.  There can be no assurance that such statements will prove to be accurate in actual results of future events could differ materially from those anticipated in such statements.  Important factors that could cause actual results to differ materially from American International Ventures expectations are the down turn of the price of gold, inability to raise additional funds and also, the inability to obtain attractive properties.

FOR FURTHER INFORMATION PLEASE CONTACT:

Myron A. Goldstein, Chairman

James K. Duff, CEO/President

Jack Wagenti, Investor Relations

American International Ventures, Inc.

Tel 973-335-4400   Fax 973-471-7327

www.aivnotc.com

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